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                                                                  EXHIBIT 10.13

                               FIRST AMENDMENT TO
                              PLACEMENT AGREEMENT
                                       OF
                          MICRO-MEDIA SOLUTIONS, INC.

         This First Amendment to Placement Agreement of Micro-Media Solutions, Inc. (the "First Amendment") is executed to be effective as of the 30th day of May, 1998, by and between Micro-Media Solutions, Inc., a Utah corporation (the "Company") and Equity Services, Ltd., a Nevis company ("ESL").

                            Introductory Provisions

         The following provisions are a part of and form the basis for this First Amendment:

         A. The Company and ESL previously entered into a placement agreement dated April 21, 1998 (the "Placement Agreement") whereby ESL agreed to privately place Two Hundred Thirty Five Thousand Eight Hundred Forty Nine (235,849) shares (the "Shares") of the Company's Series D 6% cumulative convertible non-voting preferred stock (the "Series D Preferred Stock").

         B. As of the date of this First Amendment, ESL has received, in response to its solicitations of interest, indications of interest in purchasing more shares of Series D Preferred Stock than are currently available for purchase.

         C. ESL wishes to privately place additional shares of Series D Preferred Stock on behalf of the Company and the Company wishes to issue and sell additional shares of Series D Preferred Stock to accomodate the additional interest in the Series D Preferred Stock

         D. The Company and ESL desire to amend the Placement Agreement to reflect the agreement of the parties set forth above along with various other agreements of the parties.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Section 1 of the Placement Agreement is deleted in its entirety and the following is substituted therefor:

         "1.   Description of Securities and Offering.

         (a) ESL has agreed to privately place Two Hundred Fifty Thousand Eight Hundred Forty Nine (250,849) shares (the "Shares") of the Company's Series D 6% cumulative convertible non-voting preferred stock (the "Series D Preferred Stock")(the "Private Placement") at a price of Ten and 60/100 Dollars ($10.60) per Share (the "Private Placement Price"). Subject to the terms and




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conditions herein, the placement of the Shares is to occur as follows: (i) One
Hundred Eighty Nine Thousand Three Hundred Forty (189,340) Shares will be placed on or before April 30, 1998 ("Phase I") and (ii) Sixty One Thousand Five Hundred Nine (61,509) Shares will be placed on or about June 30, 1998 ("Phase II"). The Shares shall have a cumulative dividend of six percent (6%) per annum, payable on a fiscal quarterly basis, which shall be paid in cash, or at the option of a holder of Series D Preferred Stock, by the issuance of shares of the Company's common stock, par value $0.10 per share (the "Common Stock") based on the thirty (30) days average closing bid price of the Common Stock immediately prior to the dividend date. Each Share shall be immediately convertible into ten (10) shares of Common Stock subject to adjustment. The closing of Phase I of the Private Placement will occur on or before April 30, 1998 (the "Phase I Closing") and the closing of Phase II of the Private Placement will occur on or about June 30, 1998 (the "Phase II Closing"); provided, however that ESL will be given an opportunity to review the Company's achievement of the business and financial milestones set forth on Exhibit "E" attached hereto, before proceeding with each subsequent Phase of the Private Placement. The Series D Preferred Stock Holders will agree that so long as the Company remains certified as an Historically Underutilized Business ("HUB"), they will not convert their Series D Preferred Stock in such a manner as to cause the Company to lose its HUB status.

         The Company shall grant the holders of the Shares, the holders of the Common Stock issued as dividends on the Shares and the holders of the Common Stock issued upon conversion of the Shares, one (1) demand registration right, beginning immediately after the closing of each Phase of the Private Placement contemplated herein and "piggyback" registration rights beginning on the date of Closing of each Phase of the Private Placement. The terms of these registration rights shall be as set forth in a Registration Rights Agreement (herein so called) substantially in the form attached hereto as Exhibit "A".

         (b) The commissions to which ESL shall be entitled for such placement shall be as follows: (i) a sum equal to seven percent (7%) of the total proceeds resulting from the placement of the Shares; and (ii) shares of Series D Preferred Stock with value equal to five percent (5%) of the total proceeds resulting from the placement of the Shares (the "Placement Agent's Shares"). ESL shall also be paid in cash (i) a sum equal to three percent (3%) of the total proceeds resulting from the placement of the Shares as a non-accountable expense allowance and (ii) an amount equal to the legal fees of ESL's counsel not to exceed Ten Thousand and No/100 Dollars ($10,000.00). ESL will be paid the commissions and the non-accountable expense allowance simultaneously with the closing of each Phase in which they are earned. ESL will be paid an amount equal to the legal fees of ESL's counsel simultaneously with the Phase I Closing.

         (c) In addition, the Company agrees to sell to ESL, for an aggregate price of $100.00, a five (5) year option ("ESL Purchase Option") to purchase up to Two Hundred Fifty Thousand Eight Hundred Fifty (250,850) shares of Common Stock ("ESL Option Shares") at a price of $1.59 per Option Share exercisable for a period of five (5) years commencing one (1) year after the Phase II Closing or June 30, 1999, whichever is earlier, as follows: ESL shall be entitled to purchase for Fifty Dollars ($50.00) an option to purchase up to One Hundred Eighty Nine Thousand Three Hundred Forty (189,340) ESL Option Shares immediately upon the occurrence of the Phase I Closing; and ESL shall be entitled to purchase for Fifty Dollars ($50.00) an option to purchase up to Sixty One Thousand Five Hundred Ten (61,510) ESL Option Shares immediately upon the occurrence of the Phase II Closing. The holders of ESL Option Shares and the Placement Agent's Shares will have




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registration rights as set forth in a Registration Rights Agreement (herein so called) substantially in the form attached hereto as Exhibit "B"."

         2. Section 13 of the Placement Agreement is deleted in its entirety and the following is substituted therefor:

         "13. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied (followed by registered mail or overnight courier), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 13.

                           if to the Company:

                           Micro-Media Solutions, Inc.
                           501 Waller
                           Austin, Texas  78702
                           Attn:  Jose Chavez, President
                           Telephone:  (512) 476-6925
                           Telecopier: (512) 473-2371

                           with a copy (which shall not constitute notice) to:

                           Vial, Hamilton, Koch & Knox, L.L.P.
                           1717 Main Street, Suite 4400
                           Dallas, Texas  75201-7388
                           Telephone:  (214) 712-4400
                           Telecopier: (214) 712-4402

                           if to ESL:

                           Equity Services, Ltd.
                           St. Andrews Court
                           Frederick Street Steps
                           P.O. Box N-4805
                           Nassau, Bahamas
                           Attn:  Ms. Lynn Turnquest, Director
                           Telephone:  (242) 352-7063
                           Telecopier: (242) 352-3932

                           with a copy (which shall not constitute notice) to:

                           Gardere & Wynne, L.L.P.
                           3000 Thanksgiving Tower
                           1601 Elm Street
                           Dallas, Texas 75201-4761
                           Attn:  I. Bobby Majumder, Esq.
                           Telephone:  (214) 999-4268
                           Telecopier: (214) 999-4667





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All such notices and communications shall be deemed to have been duly given:
when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, registered mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied (subject to follow up as discussed above)."

         3. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the representations, warranties, covenants and obligations of the parties hereto as evidenced by the Placement Agreement (and all Exhibits thereto).

         4. Attorneys' Fees. If any action is necessary to enforce or interpret the terms of this First Amendment, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which he is or may be entitled. This provision shall be construed as applicable to the entire agreement.

         5. Remedies. Each party hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this First Amendment. The Company agrees that monetary damages would not be adequate compensation to ESL for any loss incurred by reason of a breach by the Company of the provisions of this First Amendment and the Company hereby agrees to waive (to the extent permitted by law) the defense in any action for specific performance that a remedy of law would be adequate.

         6. Time of Essence. Time shall be of the essence of this First
Amendment.

         7. Construction. This First Amendment shall be construed in accordance with the internal laws of the State of Texas.

         8. Execution. This First Amendment may be executed in any number of counterparts each of which taken together shall constitute one and the same instrument.

         9. Joint Drafting of First Amendment. This First Amendment has been prepared by the joint efforts of the respective counsel for each of the parties hereto and shall not be construed against a particular party simply by reason of such party being the drafting party.

         10. Entire Agreement. This First Amendment and the Placement Agreement, together with those certain Investor Subscription Agreements by and between the Company and each subscriber to the Private Placement, constitute the entire understanding by and between the parties with respect to the subject matter hereof. This First Amendment can only be modified, including any extension of the offering period, by a written agreement duly signed by persons authorized to sign agreements on behalf of the respective parties.

         11. Facsimile Signature. This First Amendment may be executed by facsimile copy and any such facsimile copy bearing the facsimile signature of any party hereto shall have full legal force and effect and shall be binding against the party having executed this First Amendment by facsimile.






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            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




         EXECUTED to be effective as of the date first written hereinabove.


                                                 MICRO-MEDIA SOLUTIONS, INC.



                                                 By: /s/ Jose Chavez
                                                    ----------------------------
                                                     JOSE CHAVEZ,
                                                     President




Accepted and agreed to as of the
date first above written by:

EQUITY SERVICES, LTD.


By:/s/ Lynn Turnquest
   ------------------------------
         LYNN TURNQUEST, Director






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                                  EXHIBIT "A"


        Registration Rights Agreement - Subscribers to Private Placement

                                  EXHIBIT "B"


                      Registration Rights Agreement - ESL



                                  EXHIBIT "E"

               Business and Financial Milestones of the Companyd